EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          ILENE GRIFEN                       RICK KAPLAN
                  (561) 266-6180                     (561) 266-6128

                          TRAVEL SERVICES INTERNATIONAL
                            APPOINTS TIMOTHY COLEMAN
               SENIOR VICE PRESIDENT OF TECHNOLOGY AND OPERATIONS

DELRAY BEACH, FL -- (September 28, 1999) -- Travel Services International, Inc., (Nasdaq: TRVL), today announced that Mr. Timothy Coleman has joined the company as Senior Vice President of Technology and Operations. John DeLano, also a Senior Vice President, will now focus primarily on the Company's Internet Operations and 1-800-FLYCHEAP, its domestic air consolidator.

Mr. Coleman is an experienced travel industry executive with an extensive background in travel distribution, technology, and database and loyalty marketing. Most of his career has been spent with United Airlines and Westin Hotels and Resorts. Most recently, Mr. Coleman owned his own consulting firm, working with several major hotel chains in e-commerce, distribution, and revenue management.

At United Airlines, Mr. Coleman's positions included that of Mileage Plus Program Director, Director of Strategic Planning, Director of Marketing Planning and Midwest Regional Sales Manager. He was also responsible for the development and implementation of corporate strategies for route planning, electronic distribution and loyalty marketing.

While at Westin Hotels and Resorts, Mr. Coleman was responsible for worldwide reservations, global distribution systems, frequent guest programs, travel industry marketing alliances, pricing, revenue management and market research.

Commenting on the addition of Timothy Coleman to the Travel Services International team, John Balson, President and Chief Operating Officer, said:
"Tim brings us extensive experience in integrating technology and operations to create a more effective and efficient travel marketing and distribution business. He arrives at a time when the Company is completing the development, and operational implementation, of its state-of-the-art air and cruise technology programs. Tim will also be a key player in building the Company's Internet rental car and cruise

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brands."

Also today, the Company announced the appointment of Mr. Malcolm Bybee as Director of Internet Marketing and Development.

Mr. Bybee has had a long and successful career in traditional and relationship marketing and interactive services. He has served as the Planters Marketing Director for Standard Brands, Senior Vice President Account Management of Kenyon & Eckhardt, Senior Vice President Strategic Planning at DMB&B, Executive Vice President of Burson-Martseller, and President of his own consulting company, Ipswich Group.

"Mal brings us a keen intellect and significant experience. He understands how to evaluate marketing opportunities and focus on major points of conceptual advantage. He also has had substantial interactive marketing and Internet experience that will be most helpful as Travel Services International ramps up its two e-commerce businesses. Having worked with Mal in the past, I like the fact that he can find competitive advantage and quickly turn it into action," said Mr. Balson.

Travel Services International is a leading specialized distributor of travel products including cruise vacations, vacation packages, domestic and international airline tickets and European auto rentals, and is a leading provider of travel services, such as electronic hotel reservation services, specialized hotel programs and services and incentive travel programs. The Company provides its services to both travel agents and travelers, offering a unique combination of specialized expertise, the ability to compare options from multiple travel providers and competitive prices.

   MORE INFORMATION ABOUT THE COMPANY MAY BE OBTAINED THROUGH THE WEB SITE AT
                                WWW.TRAVELCO.COM

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